Exhibit 1.2
FOR IMMEDIATE RELEASE
CDC Software Further Strengthens Partnership with Microsoft in Asia Pacific
Microsoft Grants
Gold Certified Partner Status to CDC Software’s Operations in China and Japan
Hong Kong June 27 2005 - CDC Software, an enterprise software subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that it has further strengthened its relationship with Microsoft after attaining Microsoft Gold Certified Partner status in China and Japan.
This follows the company’s March announcement that its Hong Kong operation has been granted the same certification, the highest level of accreditation given to Microsoft partners in recognition for their ability to significantly contribute to customers’ business success and their delivery of solutions.
“This announcement elevates CDC Software’s relationship with Microsoft from a local subsidiary level to the regional level, with plans to have all our subsidiaries in the region earning the Microsoft Gold Certification in the near future,” said James LaLonde, president and CEO, CDC Software, Asia Pacific. “Our customers in China, Japan and Hong Kong, as well as those served by our other regional subsidiaries, can now expect the highest level of competency in Microsoft solutions, especially Microsoft SQL Server and Windows Server System, which we leverage for a variety of solutions we deliver to enterprises in the Asia-Pacific Region.”
“Microsoft China is delighted that CDC Software China has achieved the Microsoft Gold Certified Partner status,” said James Li, Partner Group Director for Microsoft China. “We see this as a great opportunity to develop the closest working relationship possible geared towards providing our mutual customers in China with solutions that enable greater efficiency and value.”
“CDC Software Japan may now benefit from a high level of marketing and technical support as a Microsoft Gold Certified Partner,” said Katsuya Tsujimoto, Senior Manager, Partner Strategy Division at Microsoft K.K . “We are confident that with access to Microsoft resources, and marketing support, CDC Software Japan will be equipped to deliver solution designs and implementation based on Microsoft technology to its fast growing Japanese customer base.”
China and Japan are the fastest growing markets for CDC Software in the region. Solutions offered include Executive Suite Business Performance Management (BPM) and Business Intelligence (BI), Pivotal Customer Relationship Management (CRM), iRennaisance Enterprises Resources Planning (ERP), and Platinum Human Resources and Payroll (HRP). The strengths of these CDC’s Software products and solutions, as demonstrated by successful customer deployments, were one of the keys to obtaining Microsoft Gold Certification.
Microsoft Gold accreditation means that customers will be able to access CDC Software’s core solutions in the Microsoft Partner Directory providing easy accessibility to product information and support. In addition, customers now have access to direct engagements with Microsoft certified professionals since one of the requirements of Microsoft Gold Certification is having a partner’s staff pass Microsoft’s Certified Solutions Developer (MCSD) examination and other Microsoft professional certifications.
CDC Software is currently working on having its Thailand subsidiary obtain Microsoft Gold Certified Partner accreditation with further plans to certify all of its Asian subsidiaries within this year.
- Ends -
About Microsoft
Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.
About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in 14 countries.
About CDC Software
CDC Software Asia Pacific, a wholly owned subsidiary of CDC Corporation, is focused on providing our full range of enterprise software solutions in China, Japan, Australia, New Zealand and other regions of Asia Pacific directly to end users and through our partnerships with leading distributors and resellers. Our software solutions include Executive Suite, a fully integrated business and financial performance management software application; PowerHRP a comprehensive Human Resources and Payroll management application tailored for the Hong Kong and China markets; the iRenaissance suite of enterprise resource planning and supply chain management solutions that streamline operations for the process manufacturing industry, as well as Pivotal CRM, a customer relationship management product targeting the requirements of mid-sized enterprises. In addition, the company has established strategic partnerships with leading international software vendors to localize and resell their software products throughout the Asia Pacific region. CDC Corporation’s enterprise software business currently has over 3,500 enterprise customers in China and internationally.
For more information about CDC Corporation, please visit the website www.cdccorporation.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability to seamlessly integrate CDC Software’s products with Microsoft solutions, the ability of customers to expect the highest level of competency and technical support in Microsoft solutions, the ability of customers to have direct engagement with Microsoft certified professionals, the ability of CDC Software to successfully implement the company’s software products for customers, the growth of CDC Software’s business in Japan and China, and the ability of CDC Software to have its Thailand subsidiary (as well as all of its other Asian subsidiaries) attain Microsoft Gold Certified Partner accreditation within this year. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including the following: (a) CDC Software’s ability to maintain its accreditation as a Microsoft Gold Certified Partner; (b) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (c) demand for and market acceptance of the company’s enterprise software and services in Japan and China; (d) the competitive market for enterprise software in Japan and China; (e) CDC Software’s ability to expand its enterprise software business in Japan and China; (f) the ability to continue successful implementations of the company’s enterprise software solutions; and (g) the ability of staff to pass Microsoft’s MCSD examination and obtain other Microsoft professional certifications . Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.
For further information, please contact:
Media Relations
Anne Yu
Tel: (852) 2237 7020

Fax: (852) 2571 0410
e-mail: media@cdccorporation.net
Investor Relations
Craig Celek, Vice President, Investor Relations
Tel: 1 (212) 661 2160
Fax: 1 (646) 827 2421
e-mail: craig.celek@cdccorporation.net